Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release
For Immediate Release

Contact:
C. Harril Whitehurst, Jr.
Executive Vice President and CFO
804-897-3900
hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.
REPORTS THAT IT RAISED $1.68 MILLION THROUGH THE SALE OF COMMON
STOCK TO ITS BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT TEAM
IN A PRIVATE PLACEMENT

Midlothian, Virginia, December 4, 2013.  Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: “VBFC”), parent company of Village Bank (the “Bank”), announced today that it raised $1,684,075 through the sale of 1,086,500 shares of its common stock to its Board of Directors and executive management team at a price of $1.55 per share in a private placement.  This is one of several significant steps the Company is taking as part of its broader strategic plan to accomplish its top priorities:

•	Continue to improve asset quality and balance sheet strength;

•
Address all of the requirements of the Consent Order and Written Agreement (“Regulatory Agreements”) with the Federal Deposit Insurance Corporation, the Virginia Bureau of Financial Institutions and the Federal Reserve Bank of Richmond (collectively the “Regulatory Authorities”); and

•	Rebuild earnings and shareholder value.

Recent actions include:

•
Leadership Transition - In August, the Company announced that Tom Winfree, its long-time President and CEO, will be retiring in February of 2014.  Mr. Winfree, who recently celebrated his 69th birthday, had delayed his retirement to lead the Company through the challenges it faced during the recession and until the Board of Directors was able to identify a highly qualified successor.  Earlier this year, the respective Boards of Directors of the Company and the Bank appointed Mr. William G. Foster as President of the Company and the Bank.  Mr. Foster will succeed Mr. Winfree as CEO in February of 2014 when Mr. Winfree retires from his management role.  Mr. Winfree will continue to serve on the Board of Directors of the Company and the Bank.

•
TARP Auction - In early November and as part of a continuing series of auctions, the U.S. Department of the Treasury sold the non-voting preferred stock investment it had acquired in the Company in 2009 in connection with the Troubled Asset Relief Program (“TARP”).  The Company’s Board of Directors and executive management team supported the auction of the preferred stock, which is now held by investment funds and other private investors.  Management believes that the Company can be more successful in tackling its strategic priorities with the preferred shares held by private investors with whom it expects it can work as the Company strengthens its balance sheet and executes its business strategies.

•
Capital Raise – The Company’s Board of Directors approved the issuance of 1,086,500 new shares of common stock through a private placement to directors and executive officers.  The sale raised $1,684,075 in new capital for the Company.  The $1.55 sale price for the common shares was the stock’s book value at September 30, 2013, which represented a 30% premium over the closing price of the stock on December 3, 2013.  As part of the Regulatory Agreements, the Bank is required to meet elevated capital ratios for both tier 1 capital and total risk-based capital.  The Company submitted a Capital Plan to the Regulatory Authorities in 2012.  The Capital Plan identified a series of steps the Bank would take in order to meet the capital ratios.  Earlier measures included investing $1.5 million in capital from the Company to the Bank in the fourth quarter of 2012, shrinking the balance sheet, and divesting the Bank’s branch office on Robious Road in Chesterfield County.  These earlier measures enabled the Bank to show steady improvement in both capital ratios and to comply with the total risk-based capital ratio requirement for the second and third quarters of 2013.  This capital raise is one of the measures identified in the Capital Plan.

Mr. Foster noted, “These actions are part of a comprehensive, long term plan for building a stronger company and growing shareholder value. The capital raise demonstrates the confidence that the leadership of the Company has in that plan.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

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